                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                           iSTAR FINANCIAL INC.
----------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

----------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                              ISTAR FINANCIAL INC.
                          1114 Avenue of the Americas
                                   27th Floor
                            New York, New York 10036

                                 April 21, 2003

Dear Shareholder:

    We cordially invite you to attend our 2003 annual meeting of shareholders. We will hold the meeting at the Sofitel Hotel, 45 West 44th Street, New York, New York on June 3, 2003 at 8:30 a.m. local time.

    At the annual meeting, we will ask our shareholders to:

    (1) elect four directors to the Board of Directors;

    (2) consider and vote upon a proposal to amend our charter to eliminate the staggered board feature and instead provide that each member of our Board of Directors will be subject to annual reelection;

    (3) consider and vote upon a proposal to approve the iStar Financial Executive and Director High Performance Unit Program; and

    (4) consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2003.

    The attached Proxy Statement contains details of the proposals to be voted on at the annual meeting and other important matters. We encourage you to read the Proxy Statement carefully.

    YOUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE ELECTION OF THE FOUR NOMINEES AS DIRECTORS, THE AMENDMENT TO OUR CHARTER TO ELIMINATE THE STAGGERED BOARD FEATURE, THE APPROVAL OF THE EXECUTIVE AND DIRECTOR HIGH PERFORMANCE UNIT PROGRAM AND THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS ARE IN iSTAR FINANCIAL'S BEST INTERESTS AND THE BEST INTERESTS OF OUR SHAREHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THESE PROPOSALS.

    We cordially invite all shareholders to attend the annual meeting in person. Any shareholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

                                        Sincerely,

                                        [SIGNATURE]

                                        Jay Sugarman
                                        Chairman of the Board and
                                        Chief Executive Officer

                              ISTAR FINANCIAL INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of iStar Financial Inc., a Maryland corporation, will be held at the Sofitel Hotel, 45 West 44th Street, New York, New York on June 3, 2003 at 8:30 a.m. local time, for the following purposes as further described in the accompanying proxy statement:

    1. To elect to the Board of Directors four members to hold office until the annual meeting of shareholders held in 2005 or, if proposal number 2 is approved, 2004. The nominees to the Board of Directors are the following: Jay Sugarman, Willis Andersen, Jr., John G. McDonald and Jeffrey A. Weber.

    2. To consider and vote upon a proposal to amend our charter to eliminate the staggered board feature and instead provide that each member of our Board of Directors will be subject to annual reelection.

    3. To consider and vote upon a proposal to approve and adopt the iStar Financial Executive and Director High Performance Unit Program.

    4. To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2003.

    5. To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

    The Board of Directors has fixed April 10, 2003 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment of the meeting. Holders of record of our common stock, High Performance common stock, 9.375% Series B Cumulative Redeemable Preferred Stock, 9.20% Series C Cumulative Redeemable Preferred Stock and 8.00% Series D Cumulative Redeemable Preferred Stock at the close of business on that day will be entitled to vote at the annual meeting.

                                          By Order of the Board of Directors

                                          [SIGNATURE]

                                          Geoffrey Dugan
                                          Secretary
                                          New York, New York
                                          April 21, 2003

--------------------------------------------------------------------------------

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.
--------------------------------------------------------------------------------

                              ISTAR FINANCIAL INC.
                          1114 AVENUE OF THE AMERICAS
                                   27TH FLOOR
                            NEW YORK, NEW YORK 10036

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 3, 2003

    We are sending this proxy statement to holders of our common stock and holders of our Series B, C and D preferred stock on or about April 21, 2003 in connection with the solicitation by our Board of Directors of proxies to be voted at our 2003 Annual Meeting of Shareholders or at any postponement or adjournment of the meeting. Our common stock includes both our regular common stock and our High Performance common stock.

    This proxy statement is accompanied by a copy of our Annual Report to Shareholders for the year ended December 31, 2002.

ABOUT THE MEETING

    WHO IS ENTITLED TO VOTE AT THE MEETING?

    Only holders of record of our common stock and our Series B, C and D preferred stock at the close of business on April 10, 2003 are entitled to receive notice of and to vote at the annual meeting or at any postponement or adjournment of the meeting. On the record date, there were [ - ] issued and outstanding shares of common stock, 2,000,000 issued and outstanding shares of Series B preferred stock, 1,300,000 issued and outstanding shares of Series C preferred stock and 4,000,000 issued and outstanding shares of Series D preferred stock.

    WHAT CONSTITUTES A QUORUM?

    The presence, either in person or by proxy, of the holders of a majority of the voting power of the outstanding common stock and Series B, C and D preferred stock, considered as a single class, on the record date is necessary to constitute a quorum at the annual meeting.

    WHAT ARE THE VOTING RIGHTS OF SHAREHOLDERS AND WHAT VOTE IS NEEDED TO APPROVE EACH PROPOSAL?

    Each shareholder is entitled to one vote for each share of regular common stock registered in the shareholder's name on the record date and 0.25 votes for each share of High Performance common stock and Series B, C and D preferred stock registered in the shareholder's name on the record date. A plurality vote of the voting power of the outstanding common stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, all voting as one class, is required for the election of directors. An affirmative vote of a majority of the outstanding voting power of our common stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, all voting as one class, is required to approve the proposed charter amendment. An affirmative vote of a majority of the votes cast at the meeting by holders of our common stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, all voting as one class, is required for the approval and ratification of each other matter.

    HOW IS MY VOTE COUNTED?

    If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the annual meeting, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock or preferred stock will be voted FOR the proposals and as recommended by the Board of Directors with regard to all other matters in its discretion.

    Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY CARD?

    If you cast a vote by proxy, you may revoke it at any time before it is voted by giving written notice to our Secretary expressly revoking the proxy, by signing and forwarding to us a proxy dated later, or by attending the annual meeting and personally voting the common stock or preferred stock owned of record by you.

    WHO PAYS THE COSTS OF SOLICITING PROXIES?

    We will pay the costs of soliciting proxies from our shareholders. In addition to solicitation by mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.

                                  PROPOSAL 1:
                             ELECTION OF DIRECTORS

    In accordance with the current provisions of our charter, our Board of Directors consists of two classes, the Class I Directors and the Class II Directors. We currently elect one class of directors at each annual meeting of shareholders for a term of two years. Four Class I Directors are to be elected at this annual meeting. The nominees are Jay Sugarman, Willis Andersen, Jr., John G. McDonald and Jeffrey A. Weber.

    In Proposal 2 of this proxy statement, we have asked our shareholders to consider and vote upon a proposal to amend our charter to provide that each member of our Board of Directors will be elected annually. If Proposal 2 is approved by our shareholders, the nominees listed above who are elected to the Board of Directors at the 2003 annual meeting will hold office only until the 2004 annual meeting. If Proposal 2 is not approved by our shareholders, the nominees listed above who are elected to the Board of Directors at the 2003 annual meeting will hold office until the 2005 annual meeting.

    Except for Mr. Weber, all of the nominees for director are presently directors. If a nominee becomes unavailable to serve as a director for any reason, the shares represented by any proxy will be voted for the person, if any, who may be designated by the Board of Directors to replace that nominee. At this time, the Board of Directors has no reason to believe that any nominee will be unavailable to serve as a director if elected.

    The following table sets forth the name, age and the position(s) with us (if any) currently held by each person nominated as a director:

NAME                               AGE                     TITLE
-------------------------------  --------   ------------------------------------
Jay Sugarman(1)................     41      Chairman and Chief Executive Officer
Willis Andersen, Jr.(2)........     71      Director
John G. McDonald(3)(4).........     65      Director
Jeffrey A. Weber...............     38      Director

------------------------------

(1)  Member of Investment Committee.

(2)  Member of Audit Committee.

(3)  Member of Compensation Committee.

(4)  Member of Nominating and Governance Committee.

    JAY SUGARMAN is Chairman of the Board and Chief Executive Officer of iStar Financial. Mr. Sugarman has served as a director of iStar Financial (and its predecessor) since 1996 and Chief Executive Officer since 1997. During that time, Mr. Sugarman has built iStar Financial into one of the leading providers of custom-tailored financial solutions to high-end private and corporate owners of real estate in the United States, growing its market capitalization from under $50 million to over $6 billion. Previously, Mr. Sugarman founded and was co-general partner of Starwood Mezzanine Investors, L.P., a private investment partnership specializing in structured real estate finance. Prior to forming Starwood Mezzanine, Mr. Sugarman managed diversified investment funds on behalf of the Burden family, a branch of the Vanderbilts, and the Ziff family. While in that position, he was jointly responsible for the formation of the predecessor entities to Starwood Capital Group L.L.C., a leading private real estate investment firm and the formation of HBK Investments, one of the nation's largest multi-strategy trading operations. Mr. Sugarman received his undergraduate degree SUMMA CUM LAUDE from Princeton University, where he was nominated for valedictorian and received the Paul Volcker Award in Economics, and his M.B.A. with high distinction from Harvard Business School, graduating as a Baker Scholar and recipient of the school's academic prizes for both finance and marketing. Mr. Sugarman is a director of WCI Communities, Inc., a residential developer in South Florida.

    WILLIS ANDERSEN, JR. has served as one of our directors since
November 1999. Previously, Mr. Andersen served as a director of TriNet Corporate Realty Trust, Inc. since June 1993. Mr. Andersen is chairman of our Audit Committee. He is a real estate and REIT industry consultant with over 35 years of experience as an advisor, financial consultant and principal in the real estate industry. Mr. Andersen currently specializes in advisory work for publicly-traded real estate companies. Mr. Andersen's real estate career has involved work with Allied Properties Inc. of San Francisco; Bankoh Advisory Corp. of Honolulu; RAMPAC and ICM Property Investors, Inc., which were formerly NYSE-listed REITs, and Bedford Properties, Inc., a commercial property investment and development firm. He is an active member of the National Association of Real Estate Investment Trusts, and is a former governor and past president (1980-81) of this organization. He received his B.A. from the University of California at Berkeley.

    JOHN G. MCDONALD has served as one of our directors since November 1999. Previously, Professor McDonald served as a director of TriNet since June 1993. Professor McDonald is chairman of our Nominating and Governance Committee. He is the IBJ Professor of Finance in the Graduate School of Business at Stanford University, where he has taught since 1968. Professor McDonald has taught M.B.A. courses and executive programs in subject areas including investment management, private equity, venture capital and corporate finance. He currently serves as a director of Scholastic Corporation, Varian, Inc., Plum Creek Timber Co., Inc., Capstone Turbine Corp. and eight investment companies managed by Capital Research & Management Company.

    JEFFREY A. WEBER is the president and chief executive officer of William A.M. Burden & Co., L.P., a private investment partnership which manages certain assets of the Burden family. He is also the investment advisor to the Florence V. Burden Foundation and a director of the Burden Center for the Aging, Inc. Mr. Weber also serves as the chairman and co-portfolio manager of The 1794 Commodore Funds. In addition, Mr. Weber is a director of Datamax International Corporation, Logicworks and SemiTest, Inc. He is an advisory board member of Fifth Avenue Alternative Investments LLC, a series of hedge fund fund-of-funds managed by Bessemer Trust Company. He is also an advisory committee member of American Securities Partners III, L.P., Bear Stearns Merchant Banking Partners II. L.P., and Signal Equity Partners II, L.P., and chairs the advisory board of ZM Africa Investment Fund, L.P., an OPIC-sponsored southern African private equity firm. Prior to his current position, Mr. Weber worked at Chemical Venture Partners, the venture capital and leverage buyout arm of Chemical Bank, and in the corporate finance department of Drexel Burnham Lambert Incorporated. Mr. Weber holds an M.B.A. from Harvard Business School and a B.A. from Williams College.

RECOMMENDATION REGARDING THE ELECTION OF DIRECTORS

    The Board of Directors recommends that you vote FOR the four named nominees to be elected as our directors.

                                  PROPOSAL 2:
              AMENDMENT OF OUR CHARTER TO ELIMINATE THE STAGGERED
                        TERMS OF OUR BOARD OF DIRECTORS

    The Board of Directors has adopted a resolution approving, and recommending that the shareholders authorize, an amendment to Article VI(e) and (f) of the Company's charter in order to eliminate the division of directors into two classes and replace it with a single class of directors who are elected annually.

    ANNEX A TO THIS PROXY STATEMENT SHOWS THE CURRENT VERSION OF ARTICLE VI(E) AND (F) OF OUR CHARTER AND THE VERSION REFLECTING THE CHANGES THAT WOULD BE MADE IF THIS PROPOSAL IS APPROVED BY OUR SHAREHOLDERS.

    A board of directors divided into classes elected for multiple year terms is often referred to as a "staggered board." Boards are staggered in an effort to enhance continuity among board members. In our case, the staggered terms of our directors ensure that only half the directors change in any one year. However, the staggered terms may prevent, delay or make more difficult a change in control of our Company because a potential acquiror may not want to acquire the Company if the acquiror cannot immediately replace our Board of Directors. In addition, the staggered terms may hinder a successful shareholder initiative proposing an alternative slate of directors. Since the Board of Directors believes that the benefits of having two classes of directors are outweighed by the potential adverse effect on change of control transactions and shareholder initiatives that may be in our shareholders' best interests, the Board of Directors approved, and recommends that our shareholders approve, the necessary amendments to our charter to eliminate the staggered board provisions.

    If this proposal is approved by our shareholders, we will file an amendment to our charter with the Secretary of State of Maryland as soon as is reasonably practicable after the annual meeting. All of our directors will then be subject to reelection at our 2004 annual meeting of shareholders and at each annual meeting thereafter. If this proposal is not approved by our shareholders, we will continue to operate with two classes of directors, each having a term of two years.

    RECOMMENDATION REGARDING AMENDMENT TO THE CHARTER TO ELIMINATE THE STAGGERED BOARD FEATURE AND PROVIDE THAT EACH MEMBER OF OUR BOARD OF DIRECTORS WILL BE SUBJECT TO ANNUAL REELECTION.

    The Board of Directors recommends that you vote FOR the charter amendment.

                                  PROPOSAL 3:
              APPROVAL AND ADOPTION OF THE EXECUTIVE AND DIRECTOR
                         HIGH PERFORMANCE UNIT PROGRAM

    In 2002, our shareholders approved the iStar Financial High Performance Unit ("HPU") Program for employees other than our Chief Executive Officer and President. This year, we are seeking your approval to expand the program to cover the Chief Executive Officer, the members of our Board and our President (if such position is filled) through the initiation of the iStar Financial Executive and Director High Performance Unit Program. The Executive and Director HPU Program is substantially similar to the High Performance Unit Program for employees approved by our shareholders at our 2002 annual meeting.

    Equity-linked compensation has always been a key component of our overall compensation program because we want to encourage our management and employees to have a long-term equity stake in the Company alongside our shareholders. We also recognize that our directors devote substantial time and attention to the affairs of the Company, particularly in light of new regulatory requirements, and we want to retain high caliber directors who are willing and able to devote the time and expertise necessary to the governance of the Company. In the past, we have awarded our directors 10,000 stock options annually or restricted shares having an equivalent value, and we have awarded our most senior executives a combination of stock options and restricted shares or restricted share equivalents.

    We believe that our HPU programs better align the interests of directors and employees with the long-term interests of shareholders than options, which can increase in value during periods of relative underperformance. In addition, options do not adequately reflect the substantial dividend-paying nature of our shares. The HPU programs are similar in many respects to performance-based restricted share awards, but the HPU programs also require a substantial cash investment from participants. The HPU programs only have material value to the participants if we create superior returns for our shareholders. In order to continue to better align shareholder interests with the interests of our directors and executives and to ensure that we can continue to attract and retain qualified directors and executives, we are proposing that you approve the iStar Financial Executive and Director High Performance Unit Program.

    To implement the Executive and Director HPU Program, our executives and our directors will be offered the opportunity to purchase shares of our High Performance Common Stock through a limited liability company (the "LLC"). The purchase price will be based upon an independent valuation completed by a major securities firm, as reviewed by our outside auditors. The participants will purchase an interest in the LLC and the LLC will use the funds to purchase the High Performance Common Stock from the Company. Provided that the Company exceeds certain performance levels, the High Performance Common Stock will pay quarterly cash distributions in the nature of common stock dividends. If performance does not exceed those levels, then the participant's investment will be worth virtually nothing.

    There will initially be two plans within the Executive and Director HPU Program. Each plan will have 5,000 shares of High Performance Common Stock associated with it. One plan (the "2005 Plan") will have a valuation date of December 31, 2005; the second plan (the "2006 Plan") will have a valuation date of December 31, 2006. The valuation date for each plan will be accelerated if there is a change of control of the Company. The significance of a valuation date is described below.

    An investment in High Performance Common Stock through the LLC will have the following characteristics:

    - INITIAL PURCHASE PRICE. As of March 13, 2003, the fair market values of the 5,000 shares of High Performance Common Stock underlying each of the plans were approximately $470,000 for the 2005 Plan and $390,000 for the 2006 Plan. A range of assumptions were used to derive the plan values. The midpoint figures for the primary assumptions are a volatility rate of 15.00%, a dividend growth rate of 5.00%, a discount rate of 20.00%, a liquidity discount of 35.00%, a non-voting discount of 5.00%, and a forfeiture discount of 15.00%. Assuming our shareholders approve the Executive and Director HPU Program at the annual meeting, the fair market value of the plans will be updated as necessary to reflect changes in the fair market value that may have occurred since March 13, 2003. We expect to establish the final purchase prices for plan units at such time as our Compensation Committee approves the final allocation of units among plan participants. Depending upon our total rate of return since March 13, 2003 relative to the threshold performance levels discussed below, participants in the plans may therefore be required to pay a higher or lower purchase price for plan units than the figures shown above.

    - VALUE. Prior to the valuation date for each plan, the High Performance Common Stock will have little intrinsic value. Each share of High Performance Common Stock will carry 0.25 votes and pay dividends equal to
      0.01 times the dividend paid on a share of our common stock, if and when dividends are declared on our common stock. No participant will be permitted to exchange his or her interest in the LLC for shares of the High Performance Common Stock prior to the applicable valuation date.

    - THRESHOLD PERFORMANCE LEVELS. The High Performance Common Stock will continue to have only the nominal value described above unless, on the applicable valuation date, the three-year total rate of return (dividends plus share price appreciation) on a share of our common stock exceeds THE GREATER OF: (1) 30.00%, and (2) a weighted industry index total rate of return consisting of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index for the three-year period. In determining share price appreciation for purposes of calculating the total rate of return of our common stock and of the benchmark indices, we will compare the value of our common stock or the indices, as applicable, on the first trading date of the relevant measurement period to the average closing values of our common stock or the indices, as applicable, for the last 20 trading days of the measurement period.

    - EXCESS RETURN. If the total rate of return on our common stock exceeds the threshold performance levels for a particular plan, then distributions will be paid on the shares of High Performance Common Stock related to that plan in the same amounts and at the same times as distributions are paid on a number of shares of our common stock equal to the following:
      7.50% of our excess total rate of return (over the higher of the two threshold performance levels) multiplied by the weighted average market value of our common equity capitalization during the measurement period, all as divided by the average closing price of a share of our common stock for the 20 trading days immediately preceding the applicable valuation date. These distributions will be passed through to the employees who hold interests in the LLC.

    - DILUTION. Regardless of how much our total rate of return exceeds the threshold performance levels, the dilutive impact to our shareholders resulting from distributions on High Performance Common Stock in each plan under the Executive and Director HPU Program will be limited to

      0.50% of the number of shares of our common stock outstanding, on a fully diluted basis, on the valuation date for each plan. This limit is in addition to the 1.00% dilution limitation in effect for each plan in our existing High Performance Unit program for other employees.

    - RIGHT TO EXCHANGE. No participant will have the right to hold directly the High Performance Common Stock prior to the applicable valuation date. Until that time, all High Performance Common Stock will be held in the LLC. From and after the applicable valuation date, a participant will have the right to exchange his or her interests in the LLC for his or her pro rata portion of the High Performance Common Stock.

    - CONVERSION; NO PUBLIC MARKET. Even following a valuation date upon which the threshold performance levels are achieved, the High Performance Common Stock can never be converted into our common stock, and no organized market is expected to develop in the High Performance Common Stock. The shares will not be listed or traded on any exchange. Participants may transfer High Performance Common Stock to third parties, including family members, subject to applicable securities laws, so long as we play no role in the transfer.

    - TERMINATION. If an executive-participant leaves or is terminated for cause before the valuation date for a plan, or if a director-participant is found to be in material breach of the Company's Code of Conduct, the Company will have the right, but not the obligation, to repurchase the participant's entire interest in the plans at cost (by causing the LLC to repurchase the employee's interest in the LLC at cost, with the Company then repurchasing the equivalent number of shares of High Performance Common Stock from the LLC). If an executive-participant is terminated without cause, or if a director leaves the Company, the Company will have the right, but not the obligation, to repurchase the employee's LLC interests that will reach a valuation date within 12 months at fair market value and any other LLC interests held by the employee at cost.

    - CHANGE OF CONTROL. Upon a change of control of the Company that results in an exchange by our common shareholders of their shares for cash or shares in the acquiring company, shares of High Performance Common Stock will be exchanged for the same consideration as will be received in the transaction by holders of our common stock.

QUESTIONS REGARDING THE EXECUTIVE AND DIRECTOR HIGH PERFORMANCE UNIT PROGRAM

WHAT IS THE POTENTIAL EFFECT OF THE PROGRAM ON FUTURE EARNINGS PER SHARE?

    If the total return on our common stock exceeds BOTH of the threshold performance levels set for a plan, then the holders of interests in High Performance Common Stock would be entitled to a percentage of future distributions made by us. This would have a dilutive effect on the future earnings per share of our common stock, and on our equity ownership after the applicable valuation date if one assumes that the High Performance Common Stock program did not have an offsetting incentive effect that resulted in increased earnings. However, the maximum dilutive effect for each plan in the Executive and Director HPU Program is limited to 0.50% of the number of shares of our common stock outstanding, on a fully diluted basis, on the relevant valuation date.

WHO IS ELIGIBLE TO PARTICIPATE IN THE PROGRAM?

    The program will be offered to our Chief Executive Officer, President (if any) and Directors.

    WHY ARE WE USING THE RUSSELL 1000 FINANCIAL INDEX AND THE MORGAN STANLEY REIT INDEX AS BENCHMARKS?

    We are using an equal weighting of the Russell 1000 Financial Index and the Morgan Stanley REIT Index because we believe that these indices and their relative weighting most accurately capture the nature of our business as a financial services company focused on the real estate industry. These two indices are the financial services and real estate indices most widely reported and accepted among institutional investors. We may use a different index if we determines that these indices are no longer an appropriate basis of comparison for the Company's total rate of return, or if either index ceases to be reported.

HOW WILL THE TOTAL RATE OF RETURN BE MEASURED?

    When we determine the "total rate of return" for any security and for any period, we will measure the sum of the cumulative amount of dividends paid in respect of the security for the period (assuming reinvestment of all cash dividends), plus the appreciation in share price over the period, and divide that total by the security price at the beginning of the measurement period.

    WHAT ARE THE POTENTIAL ADVANTAGES AND DISADVANTAGES OF THE PROGRAM TO THE COMPANY AND OUR SHAREHOLDERS?

Advantages to Shareholders:

    - The proposed program aligns the interest of senior executives and directors with those of shareholders by directly tying compensation to superior outperformance for our shareholders on both a relative and absolute basis.

    - The cost of the plan units to the Company is nominal unless total returns to shareholders exceed the threshold performance levels.

    - The sale of plan units to participants gives them a long-term financial stake in the Company with both upside AND downside potential, and the units will be illiquid (no trading market; not convertible into common stock) if they are earned.

    - The program includes disincentives for senior executives to leave the Company, in the form of a potential forfeiture to the Company of plan units at cost.

Disadvantages to Shareholders:

    - If the program is successful, there is a potential for dilution of earnings. To address this issue, dilution will be capped at 0.50% (of total diluted shares outstanding) for each plan.

    - Although we do not believe that the sale of the new High Performance Common Stock will have an anti-takeover effect, the High Performance Common Stock could increase the potential cost of acquiring control of the Company and thereby discourage an attempt to take control of the Company. However, the Board is not aware of any attempt to take control of the Company and the Board has not approved the sale of the new High Performance Common Stock with the intention of discouraging any such attempt.

    - Existing tax and accounting authority does not specifically address the proposed program; therefore, it is possible that the characterization of the program for tax and accounting purposes could be different in the future.

                       *       *       *       *       *

    The tables below illustrate the value of each of the two plans under the Executive and Director HPU Program on the relevant valuation date under different circumstances. Each table demonstrates the value of the High Performance Common Stock at given prices for our common stock and the total return calculated at that price compared to the threshold performance levels. For purposes of this illustration, the "value" of each plan is calculated by multiplying: (1) 7.50% of the amount by which the total rate of return on our common stock exceeds the greater of (a) 30.00% and (b) the return on our designated indices (50.00% of each of the Russell 1000 Financial Index and Morgan Stanley REIT Index), by (2) the weighted average market value of our common equity capitalization over the relevant measurement period. Except as otherwise indicated, it is assumed, for purposes of the illustration shown below that: (1) the valuation date is December 31, 2005 for the 2005 Plan and December 31, 2006 for the 2006 Plan, and (2) the Russell 1000 Financial Index and the Morgan Stanley REIT Index have annual total rates of return of 13.50%.

    The tables below are for illustrative purposes only and there can be no assurance that actual outcomes will be within the ranges used. Some of the factors that could affect the results set forth in the table are the total return of our common stock relative to the total return of the Russell 1000 Financial Index and the Morgan Stanley REIT Index, and the market value of our average outstanding common equity during the relevant measurement period. These factors may be affected by general economic conditions, capital market conditions, interest rates, real estate market conditions and our dividend policy.

2005 PLAN

5,000 Units High Performance Common Stock
$470,000 Cash Proceeds to Company from Initial Investment

                                                                                                          NOMINAL
          ISTAR             BENCHMARK                       AVERAGE          TOTAL     OUTPERFORMANCE  VALUE OF HIGH
FUTURE  FINANCIAL            INDICES                        MARKET        SHAREHOLDER   SHAREHOLDER     PERFORMANCE
STOCK     TOTAL    MINIMUM    TOTAL    OUTPERFORMANCE  CAPITALIZATION(3)    RETURNS    VALUE ADDED(4)    UNITS(5)
PRICE   RETURN(1)  RETURN    RETURN      RETURN(2)        (THOUSANDS)     (THOUSANDS)   (THOUSANDS)     (THOUSANDS)
------  ---------  -------  ---------  --------------  -----------------  -----------  --------------  -------------
$28.00    29.60%    30.00%    46.29%        0.00%         $2,747,192      $  814,751     $        0       $     1
 30.00    36.73%    30.00%    46.29%        0.00%          2,943,420       1,010,979              0             2
 32.00    43.86%    30.00%    46.29%        0.00%          3,139,648       1,207,207              0             2
 34.00    51.00%    30.00%    46.29%        4.70%          3,335,876       1,403,435        149,258        11,194
 36.00    58.13%    30.00%    46.29%       11.84%          3,532,104       1,599,663        383,191        17,661(6)
 38.00    65.26%    30.00%    46.29%       18.97%          3,728,332       1,795,891        626,453        18,642(6)

------------------------------

(1)  iStar Financial Total Return is calculated as follows: ((Future Stock
     Price + 2003, 2004 and 2005 Annual Dividends)--$28.05) / $28.05 where 2003,
     2004 and 2005 Annual Dividends are assumed to be $2.65, $2.78 and $2.92 per share, respectively.

(2) Outperformance Return is the amount, if any, by which the total return of the iStar Financial common stock over the measurement period exceeds the greater of Minimum Return and the Benchmark Indices Total Return, which consists of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index during the measurement period.

(3) Assumes the market value of outstanding common equity (iStar Financial common stock) at December 31, 2005 throughout the measurement period.

(4) "Outperformance Shareholder Value Added" is calculated by multiplying the Outperformance Return by the average market capitalization.

(5) The "Value of High Performance Units" is calculated by multiplying the Outperformance Shareholder Value Added by 7.5%. If Outperformance Shareholder Return is $0, the Value of High Performance Units is calculated by multiplying the stock price by 50 plan units. The initial investment of HPUs will continue to be treated as contributed equity on the balance sheet of the Company.

(6) The maximum dilution for the High Performance Units is 0.50% of the Company's total weighted average outstanding shares of common stock on a diluted basis.

2006 PLAN

5,000 Units High Performance Common Stock
$390,000 Cash Proceeds to Company from Initial Investment

                                                                                                       NOMINAL
          ISTAR             BENCHMARK                    AVERAGE          TOTAL     OUTPERFORMANCE  VALUE OF HIGH
FUTURE  FINANCIAL            INDICES      OUT-           MARKET        SHAREHOLDER   SHAREHOLDER     PERFORMANCE
STOCK     TOTAL    MINIMUM    TOTAL    PERFORMANCE  CAPITALIZATION(3)    RETURNS    VALUE ADDED(4)    UNITS(5)
PRICE   RETURN(1)  RETURN    RETURN     RETURN(2)      (THOUSANDS)     (THOUSANDS)   (THOUSANDS)     (THOUSANDS)
------  ---------  -------  ---------  -----------  -----------------  -----------  --------------  -------------
$28.00    22.57%    30.00%    46.29%      0.00%        $2,747,192      $  664,411      $      0        $     1
 30.00    29.24%    30.00%    46.29%      0.00%         2,943,420         860,639             0              2
 32.00    35.91%    30.00%    46.29%      0.00%         3,139,648       1,056,867             0              2
 34.00    42.57%    30.00%    46.29%      0.00%         3,335,876       1,253,095             0              2
 36.00    49.24%    30.00%    46.29%      2.95%         3,532,104       1,449,323        95,491          7,162
 38.00    55.91%    30.00%    46.29%      9.62%         3,728,332       1,645,551       317,631         18,642(6)

------------------------------

(1)  iStar Financial Total Return is calculated as follows: ((Future Stock
     Price + 2004, 2005 and 2006 Annual Dividends)--$30.00) / $30.00 where 2004,
     2005 and 2006 Annual Dividends assumed to be $2.78, $2.92 and $3.07 per share, respectively.

(2) Outperformance Return is the amount, if any, by which the total return of the iStar Financial common stock over the measurement period exceeds the greater of Minimum Return and the Benchmark Indices Total Return, which consists of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index during the measurement period.

(3) Assumes the market value of outstanding common equity (iStar Financial common stock) at December 31, 2006 throughout the measurement period.

(4) "Outperformance Shareholder Value Added" is calculated by multiplying the Outperformance Return by the average market capitalization.

(5) The "Value of High Performance Units" is calculated by multiplying the Outperformance Shareholder Value Added by 7.5%. If Outperformance Shareholder Return is $0, the Value of High Performance Units is calculated by multiplying the stock price by 50 plan units. The initial investment of HPUs will continue to be treated as contributed equity on the balance sheet of the Company.

(6) The maximum dilution for the High Performance Units is 0.50% of the Company's total weighted average outstanding shares of common stock on a diluted basis.

RECOMMENDATION REGARDING APPROVAL AND ADOPTION OF THE ISTAR FINANCIAL INC.
  EXECUTIVE AND DIRECTOR HIGH PERFORMANCE UNIT PROGRAM

    The Board of Directors recommended that you vote FOR approval and adoption of the program.

                                  PROPOSAL 4:
         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2003, subject to ratification by our shareholders. We expect a representative of PricewaterhouseCoopers LLP to attend the annual meeting to make a statement, if he or she desires, and to respond to appropriate questions.

RECOMMENDATION REGARDING RATIFICATION OF THE APPOINTMENT OF
  PRICEWATERHOUSECOOPERS LLP

    The Board of Directors recommends that you vote FOR ratification of this appointment.

                               OTHER INFORMATION

REDUCTION IN BOARD SIZE

    Beginning in 2001, the Nominating and Governance Committee of our Board of Directors together with our Chairman of the Board undertook a strategic review of the size and composition of the Board. The purpose of the review was to consider whether changes to the number and composition of Board members should be recommended to the full Board, in light of the Company's size, its growth strategies, the nature of its business, the composition of its shareholder base and its desire to operate with best practices in the area of corporate governance. The group sought to achieve a balance between the need for the Board to communicate and act efficiently, and the recognition that new regulatory requirements have increased the time commitment required of directors, particularly those directors who are members of committees. In conducting its review, the group considered that the Company's Board meets fairly frequently to consider investment opportunities as they arise. The group looked at the size and composition of boards of directors of companies similar in size to the Company and those operating in similar industries.

    Following completion of its review, the Nominating and Governance Committee along with the Chairman of the Board determined that a board size of between seven and 11 members was appropriate for the Company and that the Board should continue to consist of at least a majority of independent directors. The Board would also be subject to the Company's recently-adopted corporate governance principles. See "Corporate Governance Initiatives." The full Board of Directors approved these recommendations. In order to give effect to these recommendations, the following directors have agreed not to stand for reelection or to resign voluntarily from the Board: Madison F. Grose, Spencer B. Haber, H. Cabot Lodge III, William Matthes, Stephen B. Oresman and Barry S. Sternlicht. The changes will be effective as of June 3, 2003, except that Mr. Haber's resignation became effective as of March 31, 2003 concurrent with his resignation as the Company's President.

WHO ARE THE OTHER DIRECTORS OF THE COMPANY?

    The following table sets forth the name, age and the position(s) with iStar Financial (if any) held by each continuing Class I Director whose term expires at our 2004 annual meeting of shareholders, regardless of whether Proposal 2 is approved:

NAME                                                             AGE           TITLE
--------------------------------------------------------       --------       --------
Jeffrey G. Dishner(1)...................................          38          Director
Andrew L. Farkas........................................          42          Director
Robert W. Holman, Jr.(2)................................          59          Director
Robin Josephs(3)(4).....................................          43          Director
Merrick R. Kleeman......................................          39          Director
Matthew J. Lustig(3)(4).................................          42          Director
George R. Puskar(1).....................................          59          Director

------------------------

(1)  Member of Investment Committee.

(2)  Member of Nominating and Governance Committee.

(3)  Member of Audit Committee.

(4)  Member of Compensation Committee.

    JEFFREY G. DISHNER has served as one of our (and our predecessor's) directors since March 1998. Mr. Dishner has been a managing director or senior vice president of Starwood Capital Group, L.L.C. and its predecessors since September 1994. From 1993 through September 1994, Mr. Dishner was employed by the commercial mortgage finance group of J.P. Morgan & Co., and by JMB Realty

Corporation from 1987 through 1991. Mr. Dishner received a B.S. degree from the Wharton School and a M.B.A. from the Amos Tuck School at Dartmouth College.

    ANDREW L. FARKAS has served as one of our directors since May 2001.
Mr. Farkas is chairman and chief executive officer of Insignia Financial
Group, Inc., a leading international real estate services company listed on the New York Stock Exchange under the symbol "IFS." Mr. Farkas founded the New York City-based company in December 1990. Previously, Mr. Farkas founded Metropolitan Asset Group, Ltd., a private real estate investment banking and merchant banking firm. Metropolitan Asset Group specialized in securitized real estate transactions including syndication, corporate LBOs and workouts. In 1999, New York Magazine named Mr. Farkas one of the most influential New Yorkers for the Millennium. Mr. Farkas graduated from Harvard University in 1982 with a B.A. degree in econometrics.

    ROBERT W. HOLMAN, JR.  has served as one of our directors since
November 1999. Mr. Holman is the co-founder of TriNet Corporate Realty
Trust, Inc. (a company that we acquired in 1999), and served as its chief executive officer, co-chairman and chairman of the board. He was chief executive officer and chairman of TriNet's predecessor, Holman/Shidler Corporate
Capital, Inc., for ten years. Mr. Holman co-founded and was a senior executive and director of Watkins Pacific Corporation, a multi-national conglomerate. Additionally, Mr. Holman has served as a senior executive, director, owner or board advisor for numerous companies in the United States, Great Britain, Australia and Mexico in the finance, real estate, internet commerce, construction, building materials and travel industries. Currently, he is a director of Amerivest Properties, Inc. He holds a B.A. degree in international economics from the University of California at Berkeley, an M.A. degree with honors from Lancaster University in England, where he was a British Council Fellow, and did post-graduate work at Harvard University where he was awarded a Loeb Fellowship.

    ROBIN JOSEPHS has served as one of our (and our predecessor's) directors since March 1998. Ms. Josephs is chairperson of our Compensation Committee.
Ms. Josephs is the managing director of Ropasada, LLC, a private equity fund. Ms. Josephs was employed by Goldman Sachs from 1986 to 1996 in various capacities. Prior to working at Goldman, Ms. Josephs served as an analyst for Booz Allen & Hamilton Inc. in New York from 1982 to 1984. Ms. Josephs received a B.S. degree in economics from the Wharton School and a M.B.A. from Columbia University.

    MERRICK R. KLEEMAN has served as one of our (and our predecessor's) directors since March 1998. Mr. Kleeman is a senior managing director of Starwood Capital Group, L.L.C. Prior to joining Starwood Capital Group in August 1992, Mr. Kleeman was employed by the investment banking division of Merrill Lynch & Co. and by Coastal Management and Consultant, Inc., a real estate investment company. He received a B.A. degree in biology from Dartmouth College and a M.B.A. from the Harvard Business School, where he was a Baker Scholar. Mr. Kleeman is a member of the board of trustees of Hopkins School.

    MATTHEW J. LUSTIG has served as one of our directors since February 2002. Mr. Lustig is a managing principal of Lazard Freres Real Estate Investors L.L.C. ("LFREI") and a managing director of Lazard Freres & Co. LLC, responsible for its real estate investment, banking and strategic advisory services. Prior to joining Lazard Freres in 1989, Mr. Lustig worked for Drexel Burnham
Lambert Inc. and Chase Manhattan Bank. Mr. Lustig received a B.S.F.S. degree from the School of Foreign Service at Georgetown University.

    GEORGE R. PUSKAR has served as one of our directors since November 1999. Previously, Mr. Puskar served as a director of TriNet since January 1998. From June 1997 until June 2000, Mr. Puskar served as chairman of the board of Lend Lease Real Estate Investments (formerly known as ERE Yarmouth), the U.S. real estate unit of Lend Lease Corporation, an international financial services and real estate company based in Sydney, Australia. From 1988 until June 1997, Mr. Puskar was chairman and chief executive officer of Equitable Real Estate Investment Management, Inc., where he was responsible for directing the business operations of a full service commercial real estate investment management company with approximately $30 billion in assets under management. Prior to its acquisition by Lend Lease Corporation in June 1997, Equitable Real Estate Investment Management, Inc. operated as a subsidiary of The Equitable Life Assurance Society of the United States. Mr. Puskar is a member of the Counselors of Real Estate. Mr. Puskar has served as a member of the board of directors of Carr Real Estate Investment Trust, a NYSE-listed REIT, from 1993 to 1997, and on an advisory board at Georgia State University. Mr. Puskar has also served on the boards of the Urban Land Institute, the International Council of Shopping Centers, the National Council of Real Estate Fiduciaries and the National Realty Committee, and as chairman of a campaign to endow a real estate chair at Clark Atlanta University/Morehouse College. Mr. Puskar currently serves as the chairman of Solutions Manufacturing, Inc., a manufacturer of electronic components based in Rockledge, Florida, and he is active as the vice chairman of World Team Sports, an organization that specializes in unique athletic events with teams built around disabled athletes. Mr. Puskar received a B.A. degree from Duquesne University.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

HOW OFTEN DID THE BOARD MEET DURING 2002?

    During the fiscal year ended December 31, 2002, the Board of Directors held 12 meetings. All directors attended at least 75% of all Board meetings and applicable committee meetings, except Andrew L. Farkas, who attended 58% of all Board meetings.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

    The Board of Directors has standing Audit, Compensation, Nominating and Governance and Investment Committees.

The Audit Committee

    The Audit Committee is responsible for, among other things, considering the appointment of our independent auditors, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with management and our independent auditors.

    The Audit Committee is composed of Willis Andersen, Jr. (Chairman), Robin Josephs and Matthew J. Lustig, each of whom is independent as defined by the Audit Committee's charter and the New York Stock Exchange listing standards. Each of Mr. Andersen and Ms. Josephs qualifies as an "audit committee financial expert" as defined by the Securities and Exchange Commission. The Audit Committee operates under a written charter that was originally adopted in 2001 and was amended in 2003. A copy of the charter, as amended, is included as Annex B to this proxy statement. A copy of the charter also may be found on our website at www.istarfinancial.com. The Audit Committee met ten times during 2002.

The Compensation Committee

    The Compensation Committee is composed of Robin Josephs (Chairperson), Matthew J. Lustig and John G. McDonald, each of whom is independent as defined by the Compensation Committee's charter and the New York Stock Exchange Listing Standards. Stephen B. Oresman will serve on the Committee through June 3, 2003. The functions of the Compensation Committee are described under the Report of Compensation Committee contained elsewhere in this proxy statement. The Compensation Committee operates under a written charter that was originally adopted by the Board of Directors in 2001 and was amended in 2003. A copy of the charter may be found on our website at www.istarfinancial.com. The Compensation Committee met 14 times during 2002.

The Nominating and Governance Committee

    The Nominating and Governance Committee is responsible for, among other things, recommending to the Board of Directors individuals to serve as our directors and officers. The Nominating and Governance Committee may also consider nominees for election as directors made by shareholders. Additionally, the Nominating and Governance Committee is responsible for considering and recommending to the Board of Directors other actions relating to corporate governance matters. John G. McDonald (Chairman) and Robert W. Holman, Jr. currently serve on the Nominating and Governance Committee. Madison F. Grose will serve on the committee through June 3, 2003. The Nominating and Governance Committee operates under a written charter that was originally adopted by the Board of Directors in 2000 and was amended in 2002. A copy of the charter may be found on our website at www.istarfinancial.com. The Nominating and Governance Committee met six times during 2002.

The Investment Committee

    The Board of Directors has delegated to the Investment Committee the authority to authorize investment transactions by us of between $30 million and $50 million. Jeffrey G. Dishner, George R. Puskar and Jay Sugarman currently serve on the Investment Committee. Barry S. Sternlicht will serve as the Chairman of the Committee through June 3, 2003. The Investment Committee met four times during 2002.

ARE THERE ANY SPECIAL ARRANGEMENTS UNDER WHICH MEMBERS OF OUR BOARD SERVE AS
  DIRECTORS?

    Except as described in this section and as described below under "Employment Agreements," no other arrangement or understanding exists between any director and any other person or persons pursuant to which any director was or is to be selected as a director or nominee.

    Mr. Lustig has been designated as a Board member by the holders of our Series A preferred stock. The holders of our Series A preferred stock have the right to designate one person as a nominee to our Board for so long as affiliates of Lazard Freres Real Estate Investors L.L.C. own at least 50.00% of the outstanding Series A preferred stock. SOFI-IV SMT Holdings, L.L.C. has agreed to vote all of its common stock in favor of the Lazard designee's election to the Board. We have agreed to use our best efforts to include the Lazard designee on the Audit and Compensation Committees of our Board.
Mr. Lustig has agreed to resign from our Board if requested by Lazard Freres Real Estate Investors L.L.C.

    Messrs. Dishner and Kleeman have agreed in writing to resign as a director if requested by Starwood Capital Group, L.L.C. or persons who control that entity.

EXECUTIVE OFFICERS AND OTHER OFFICERS

    WHO ARE OUR KEY OFFICERS?

    Information for Jay Sugarman is contained above under the heading "Proposal 1: Election of Directors." Information with regard to some of our other key officers is set forth below. All of our officers serve at the pleasure of the Board of Directors and are customarily appointed as officers at the annual meeting of the Board of Directors held following each annual meeting of shareholders.

    TIMOTHY J. O'CONNOR has served as Chief Operating Officer of iStar Financial (and its predecessor) since March 1998 and Executive Vice President since
March 2000. Mr. O'Connor is responsible for developing and managing iStar Financial's risk management and due diligence operations, participating in the evaluation and approval of new investments and coordinating iStar Financial's information systems. Previously, Mr. O'Connor was a vice president of Morgan Stanley & Co. responsible for the performance of more than $2 billion of assets acquired by the Morgan Stanley Real Estate Funds. Prior to joining Morgan Stanley, Mr. O'Connor was a vice president of Greystone Realty Corporation involved in the firm's acquisition and asset management operations. Previously, Mr. O'Connor was employed by Exxon Co. USA in its real estate and engineering group. Mr. O'Connor is a former vice president of the New York City/Fairfield County chapter of the National Association of Industrial and Office Parks.
Mr. O'Connor received a B.S. degree from the United States Military Academy at West Point and an M.B.A. from the Wharton School.

    CATHERINE D. RICE has served as Chief Financial Officer of iStar Financial since November 2002. Ms. Rice is responsible for managing all of iStar Financial's capital-raising initiatives, financial reporting and investor relations activities, as well as overseeing all other finance, treasury and accounting functions. Prior to joining iStar Financial, Ms. Rice served as managing director in both the financial sponsors group and the real estate investment banking group of Banc of America Securities. Prior to Bank of America, Ms. Rice was a managing director at Lehman Brothers, where she was responsible for the firm's West Coast real estate investment banking effort. She spent the first ten years of her career at Merrill Lynch in its real estate investment banking group. Ms. Rice has over 16 years of experience in the public and private capital markets, and has been involved in over $15 billion of capital-raising and financial advisory transactions, including public and private debt and equity offerings, mortgage financings, merger and acquisition assignments, leveraged buyouts, asset dispositions, debt restructurings and rating advisory assignments. Ms. Rice received a bachelor degree from the University of Colorado and an M.B.A from Columbia University.

    NINA B. MATIS has served as General Counsel of iStar Financial (and its predecessor) since 1996 and Executive Vice President since November 1999.
Ms. Matis is responsible for legal, tax, structuring and regulatory aspects of iStar Financial's operations and investment and financing transactions.
Ms. Matis is a partner, and a member of the executive committee, of the law firm of KMZ Rosenman, one of our principal outside law firms. From 1984 through 1987, Ms. Matis was an adjunct professor at Northwestern University School of Law where she taught real estate transactions. Ms. Matis is a director of New Plan Excel Realty Trust, Inc. and a member of the American College of Real Estate Lawyers, Ely Chapter of Lambda Alpha International, the Chicago Finance Exchange, the Urban Land Institute, REFF, the Chicago Real Estate Executive Women, The Chicago Network and The Economic Club of Chicago, and she is listed in both The Best Lawyers of America and Sterling's Who's Who. Ms. Matis received a B.A. degree, with honors, from Smith College and a J.D. degree from New York University School of Law.

    ROGER M. COZZI has served as an Executive Vice President--Investments of iStar Financial since January 2002 and is co-head of our internal Investment Committee. Since joining iStar Financial and its predecessor in 1995, Mr. Cozzi has been responsible for the origination of structured financing transactions and has successfully closed over $1 billion of first mortgage, mezzanine and corporate finance investments. From 1995 to 1998, Mr. Cozzi was an investment officer at Starwood Mezzanine Investors, L.P. and Starwood Opportunity Fund IV, two private investment funds that specialized in structured real estate finance and opportunistic equity investments. Prior to joining Starwood, Mr. Cozzi spent three years at Goldman, Sachs & Co. While at Goldman Sachs, he spent two years in the real estate department, where he focused on securitizing and selling investment grade and non-investment grade securities backed by pools of commercial mortgages, evaluating performing commercial mortgage loans for potential principal investment by the Whitehall funds and consulting large corporate tenants on lease alternatives. After two years in real estate, Mr. Cozzi transferred into the investment management industry group, where he worked on several merger transactions, created a conduit to lend directly to mutual funds, and helped create a vehicle to securitize 12b-1 financing fees. Mr. Cozzi graduated magna cum laude from the Wharton School with a B.S. degree in Economics (with concentrations in Finance and Entrepreneurial Management).

    JEFFREY R. DIGEL has served as an Executive Vice President--Investments of iStar Financial since March 2000 and is co-head of our internal Investment Committee. Prior to that, he was Senior Vice President--Investments since
May 1998. Mr. Digel is responsible for the origination of new structured financing transactions, focusing on iStar Financial's financial institution and loan correspondent relationships. Previously, Mr. Digel was a vice president-mortgage finance at Aetna Life Insurance Company responsible for commercial mortgage securitizations, management of Aetna's mortgage correspondent network, management of a $750 million real estate equity portfolio for Aetna's pension clients and origination of new equity investments. Prior to joining Aetna, Mr. Digel was a member of Hart Advisors, responsible for the development and supervision of the portfolio, asset management and client communications functions for Hart's real estate pension advisory business. In addition, Mr. Digel is a member of the Mortgage Bankers Association and the International Council of Shopping Centers. Mr. Digel received a B.A. degree from Middlebury College and an M.M. from Northwestern University.

                         REPORT OF THE AUDIT COMMITTEE

    In connection with our financial statements for the fiscal year ended December 31, 2002, the Audit Committee has reviewed and discussed our audited financial statements with management and our independent auditors. We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as amended. We have received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, as amended, and have discussed with the independent public accountants their independence.

    Based on the reviews and discussions referred to above, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements referred to above and we recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

SUBMITTED BY THE AUDIT COMMITTEE:

    Willis Andersen, Jr. (Chairman)
    Robin Josephs
    Matthew J. Lustig

    The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

                        CORPORATE GOVERNANCE INITIATIVES

    We undertook a number of initiatives in 2002 and 2003 to date designed to enhance our corporate governance practices. While we are not yet required by the Securities and Exchange Commission or the New York Stock Exchange to have undertaken these efforts, we believe that they are the right steps to take and we want our shareholders to know that we are committed to adopting best practices in the area of corporate governance. A few of our key corporate governance initiatives are described below.

CORPORATE GOVERNANCE GUIDELINES

    Our Board of Directors has approved a set of guidelines that provide the framework for the governance of iStar Financial. The Board recognizes that there is on-going and energetic debate about corporate governance standards and that best practices and legal requirements will evolve over time. The Board will review these guidelines and other aspects of governance periodically, as necessary. Our corporate governance guidelines may be found on our website at www.istarfinancial.com.

COMMITTEE CHARTERS

    We amended our Audit, Compensation and Nominating and Governance Committee charters in order to meet the enhanced standards proposed, but not yet formally implemented, by the New York Stock Exchange. Copies of these new charters are available on our website at www.istarfinancial.com.

CODE OF CONDUCT

    In 2000, our Board of Directors approved and adopted a Code of Conduct. The Code of Conduct was revised and expanded in 2002. The Code of Conduct documents the principles of conduct and ethics to be followed by our directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct, compliance with applicable governmental rules and regulations, full, fair, accurate, timely and understandable disclosure in periodic reports, prompt internal reporting of violations of the Code, and a culture of honesty and accountability. A copy of the Code has been provided to, and signed by, each of our directors, officers and employees. Among its many features, the Code describes how employees can report any matter that may be of concern to them to a member of our Compliance Committee on an anonymous basis. A copy of our Code of Conduct may be found on our website at www.istarfinancial.com, and has been included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2002.

AUDIT COMMITTEE FINANCIAL EXPERT

    The Board of Directors has determined that each of Willis Andersen, Jr. (Chairman) and Robin Josephs, members of our Audit Committee, meets the criteria of an audit committee financial expert, as recently adopted by the SEC.
Mr. Andersen and Ms. Josephs have agreed to serve as the Company's Audit Committee financial experts.

DISCLOSURE COMMITTEE

    We created a Disclosure Committee consisting of members of our executive management and senior staff. The Disclosure Committee meets at least quarterly. The purpose of the Committee is to bring together representatives from our core business lines and employees involved in the preparation of our financial statements so that the group can discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. The Disclosure Committee reports to our Chief Executive Officer and, as appropriate, to our Audit Committee. The Disclosure Committee has adopted a written charter to memorialize the Committee's purpose and procedures.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

    The Board of Directors has delegated to the Compensation Committee responsibility for overseeing the Company's executive compensation programs. The Compensation Committee is composed exclusively of independent directors. The four directors whose names appear at the end of this report comprise the Compensation Committee.

    The principal responsibilities of the Committee are:

    - To review management's recommendations and advise management and the Board of Directors on broad compensation programs and policies such as salary ranges, annual incentive bonuses and long-term incentive plans, including equity-based compensation programs.

    - To establish performance objectives for the Chief Executive Officer and review performance objectives established for other senior executives of the Company; and to evaluate the performance of such executives relative to these objectives, in connection with the Committee's overall review of executive compensation.

    - To recommend to the Board of Directors the base salary, cash incentive bonus, equity-based incentive awards and other compensation for the Chief Executive Officer of the Company.

    - To approve base salaries, cash incentive bonuses, equity-based incentive awards and other compensation for other officers and employees of the Company with base salaries or other fixed compensation in excess of $200,000 per year.

    - To administer the Company's Long Term Incentive Plan (the "LTIP") and HPU programs.

    - To review the adequacy of the Company's succession planning and organization effectiveness.

    - To oversee the Company's performance evaluation practices and procedures.

    - To perform such other duties and responsibilities pertaining to compensation matters as may be assigned to the Committee by the Board of Directors or the Chairman of the Board of Directors.

WHAT PROCEDURES DOES THE COMMITTEE FOLLOW?

    The Compensation Committee typically meets at the beginning of each year to consider compensation for the Chief Executive Officer and senior management's recommendations for compensation for other senior executives, including base salary adjustments for the coming year and incentive bonuses and equity awards for officers and other eligible employees for the preceding year. We also meet periodically during the year to evaluate the performance of management relative to objectives and to perform our other functions.

WHAT IS OUR GENERAL COMPENSATION PHILOSOPHY?

    The Company's investment strategy targets specific sectors of the real estate credit markets in which it believes it can deliver value-added, flexible financial solutions to its customers, thereby differentiating its financial products from those offered by other capital providers. In the Committee's view, the Company's success depends on the talent, skills and commitment of the Company's employees, and in particular its senior executives, in providing the services necessary to implement this strategy. The Company's compensation practices and programs are intended to achieve the following objectives:

    - To attract, retain, motivate and reward key employees to drive achievement of the Company's current and long-term strategic, business and financial goals in the creation of shareholder value.

    - To provide an appropriate mix of current compensation and long-term rewards, which is properly balanced between salary and performance-based pay and includes cash, equity compensation and other benefits.

    - To align shareholder interests and employee rewards.

    - To establish appropriate incentives for management and employees that are consistent with the Company's culture and values.

    In accordance with these objectives, a significant part of executive compensation is subject to the overall performance of the Company and the total return generated for the Company's shareholders. We believe that this approach best enables us to achieve our objectives and satisfy the interests of our shareholders.

    One primary performance measure that we use is the total rate of return to our shareholders, which we define as dividends paid (assuming reinvestment) plus appreciation in the price of our common stock. This is the performance measure that determines the value of our HPU programs and, in some cases, the restricted shares awarded to senior executives. The following chart shows the total rate of return for the Company from November 5, 1999 through December 31, 2002 as compared to several key indices that we consider relevant benchmarks.
November 5, 1999 was the first full trading day after the Company completed its acquisition (through merger) of TriNet Corporate Realty Trust, Inc., which substantially increased the public float of the Company's common stock from approximately 630,000 shares to approximately 29.4 million shares.

                           TOTAL SHAREHOLDER RETURNS
                     NOVEMBER 5, 1999 TO DECEMBER 31, 2002

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

iStar Financial                 94.1
Russell 1000 Financial Index   -14.7
Morgan Stanley REIT Index       47.9
S&P 500                       -33.30

HOW DO WE COMPENSATE OUR CHIEF EXECUTIVE OFFICER?

    Jay Sugarman, our Chief Executive Officer, is compensated pursuant to an employment agreement entered into in March 2001, a copy of which has been publicly filed with the Securities and Exchange Commission. The agreement extends through March 30, 2004 and will be automatically renewed for successive one year terms unless the Company or Mr. Sugarman terminates the agreement.

    Under the agreement, Mr. Sugarman receives an annual base salary of $1.0 million. He may also receive a bonus, which is targeted to be an amount equal to Mr. Sugarman's base salary, if the Company achieves certain performance targets set by the Compensation Committee in consultation with Mr. Sugarman. The bonus award may be increased or reduced from the target depending upon the degree to which the performance goals are exceeded or are not met. The bonus amount may not exceed 200% of base salary. The bonus is reduced by the amount of any dividends paid to Mr. Sugarman in respect of phantom units (described below) awarded to Mr. Sugarman under his agreement that have vested. Mr. Sugarman received $2.1 million in such dividends in 2002. Since such dividends exceeded the maximum annual bonus amount payable under his employment agreement, no additional bonus was paid to Mr. Sugarman for 2002.

    As part of Mr. Sugarman's March 2001 employment agreement, the Company awarded Mr. Sugarman long-term incentive compensation in the form of
2.0 million unvested phantom units, each of which notionally represents one share of the Company's common stock. The phantom units will vest on a contingent basis if the average closing price of the Company's common stock achieves certain levels (ranging from $25.00 to $37.00 per share) for 60 trading days. As of December 31, 2002, 1.0 million phantom units were contingently vested. Units that have contingently vested do not become fully vested until March 2004, unless certain termination or change of control events occur. Until the units become fully vested, they are subject to forfeiture if our common stock drops below a set floor price. Mr. Sugarman is entitled to receive dividend equivalents on phantom units that have become contingently or fully vested. If contingently vested phantom units become fully vested units, the Company must deliver to Mr. Sugarman either a number of shares of common stock equal to the number of fully vested units or an amount of cash equal to the fair market value of that number of shares of common stock. Absent an earlier change of control or termination of employment, we do not expect to have to deliver shares of stock or cash to satisfy this obligation until March 2004.

    In determining Mr. Sugarman's salary and bonus for 2002, the Committee set both qualitative and quantitative performance goals for Mr. Sugarman in the following areas:

    - Financial Performance--The Committee believes that long-term, consistent growth in the Company's earnings per share and return on equity are key performance measures.

    - Investment Origination Activity--The Committee evaluates the amount of new investments and the quality, diversity and risk parameters of new investments.

    - Credit Quality--The Committee reviews performance with respect to the overall credit quality of the Company's loan portfolio and credit tenant lease portfolio, including changes to the internal risk ratings of the portfolios, efforts to mitigate risks and measures taken to proactively address potential credit issues.

    - Balance Sheet Considerations--The Committee believes that while the financial performance measurements described above are key, there should be a balance between meeting those measurements and maintaining a strong balance sheet. The Committee evaluates the amount, type and cost of leverage maintained by the Company throughout the year. In addition, the Committee considers the progress made toward achieving an investment-grade senior unsecured corporate credit rating.

    - Company Values and Reputation--The Committee believes that the Company's reputation for integrity is a critically valuable asset and, accordingly, evaluates the standards by which the Company conducts its business.

    - Organizational Effectiveness and Relationship Management--In this category, the Committee reviews relations with employees, the Board of Directors and shareholders. The Committee also reviews the effectiveness of the incentive compensation plans recommended by management for the Company's employees.

    The Committee concluded that the Company's management team performed exceedingly well under unusually difficult market conditions in 2002, and that Mr. Sugarman's leadership was central to that performance. For example, the Committee noted that the Company's total return to shareholders in 2002 was 23.1%, solidly outperforming the Russell 1000 Financial Index total return of (15.3%), the Morgan Stanley REIT Index total return of 3.6% and other market indices. The Company's adjusted earnings grew by 10.4% and its return on common book equity grew to 18.4% in 2002, while the Company's balance sheet was strengthened. The Committee also observed that the Company originated approximately $1.8 billion in new investments in 2002, the overall risk ratings for the asset base were favorable and the Company continued to experience no credit losses. Finally, the Committee evaluated the Company's relations with employees, the Board of Directors and shareholders. In the Committee's view, Mr. Sugarman's performance in 2002 would have merited a substantial bonus. However, since, as noted above, Mr. Sugarman received dividends in 2002 in respect of his contingently vested phantom units in excess of the maximum annual bonus payable to Mr. Sugarman under his employment agreement, no additional cash bonus payment was made to Mr. Sugarman.

HOW DO WE COMPENSATE OUR EXECUTIVES, OTHER THAN THE CHIEF EXECUTIVE OFFICER?

    Salaries. Our policy is to set salaries at levels we believe will attract, retain and motivate highly-competent individuals. In establishing base salary levels for the Company's key executives, we consider the executive's position and responsibility, experience, length of service with the Company, and overall performance, as well as the compensation practices of other companies in the markets where the Company competes for executive talent.

    Bonuses. We also award bonuses to executive officers and other employees based upon: (1) overall Company performance, (2) business segment or departmental performance, (3) individual performance, and (4) other factors we determine to be appropriate. Bonuses typically consist of a cash component and an equity component. The equity component for 2002 bonuses was comprised of High Performance Unit awards or restricted shares. Restricted share awards vest in equal installments over three years.

    Restricted Share Awards and Options. During 2002, the Company granted a total of 403,538 shares of restricted stock to employees. Of this amount, 208,980 restricted shares were awarded to our Chief Financial Officer in connection with her hiring, as described in more detail below. The remaining share awards include 155,000 restricted shares that will vest on March 31, 2004 if our stock price equals or exceeds a set floor price, and 39,558 shares that will vest in equal installments over three years. Dividends are paid on the restricted shares as and when dividends are paid on shares of the Company's common stock. During 2002, we did not issue any stock options to employees. The LTIP limits the total number of shares reserved and available to be granted as options and other equity-based awards to no more than 9.00% of the Company's total outstanding shares of common stock, on a fully diluted basis. As of December 31, 2002, there were approximately 1,113,162 shares available for new awards under the LTIP.

    High Performance Units. In May 2002, the Company's shareholders approved the Company's High Performance Unit Program. The program, as more fully described in the Company's annual proxy statement dated April 8, 2002, is a performance-based employee compensation plan that only has material value to the participants if the Company provides superior returns to its shareholders. Employee participants must purchase interests in the program with their own funds. Employee participants will receive cash distributions in the nature of common stock dividends if the total rate of return on the Company's common stock (share price appreciation plus dividends) exceeds certain performance levels. There are currently four active plans within the program: the 2002 plan, the 2003 plan, the 2004 plan and the 2005 plan. Each plan has 5,000 shares of High Performance common stock associated with it. The Company's performance for the 2002 plan, 2003 plan and 2004 plan is measured over a one-, two- and three-year valuation period, beginning on January 1, 2002 and ending on

December 31, 2002, December 31, 2003 and December 31, 2004, respectively. The Company's performance for the 2005 plan is measured over a one-year valuation period, beginning on January 1, 2005 and ending on December 31, 2005. The end of the valuation period (i.e., the "valuation date") will be accelerated if there is a change in control of the Company. The High Performance common stock has a nominal value unless the total rate of shareholder return for the relevant valuation period exceeds the greater of: (1) 10.00%, 20.00%, or 30.00% for the 2002 plan, the 2003 plan and the 2004 plan, respectively, and 10.00% for the 2005 plan, and (2) a weighted industry index total rate of return consisting of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index for the relevant period.

    The employee participants have purchased their interests in High Performance common stock through a limited liability company at purchase prices approved by the Company's Board of Directors. The Company's Board has established the prices of the High Performance common stock based upon, among other things, an independent valuation from a major securities firm. The aggregate initial purchase prices were set in June 2002 and were approximately $2.7 million, $1.8 million and $1.3 million for the 2002, 2003 and 2004 plans, respectively. The aggregate initial purchase price for the 2005 plan was set in 2003 at $0.6 million. No employee is permitted to exchange his or her interest in the limited liability company for shares of High Performance common stock prior to the applicable valuation date. The additional equity from the issuance of the High Performance common stock is recorded as a separate class of stock and disclosed within shareholders' equity. Future distributions, if any, will be deducted from net income available for common shareholders.

    The total shareholder return for the valuation period under the 2002 plan was 21.94%, which exceeded both the fixed performance threshold of 10.00% and the industry index return of (5.83)%. As a result of this superior performance, the participants in the 2002 plan are entitled to receive cash distributions equivalent to the amount of cash dividends payable on 819,254 shares of our common stock, as and when such dividends are paid.

    President. In April 2001, we entered into a three-year employment agreement with Spencer B. Haber, who served as our President until March 31, 2003. Under the agreement, in lieu of salary and bonus, the Company granted the executive 500,000 restricted shares. These shares became fully vested on September 30, 2002 as a result of the Company's achieving a 60.00% total shareholder rate of return (dividends plus share price appreciation). Mr. Haber received dividends on the share grant during the term of the agreement when we declared and paid dividends on our common stock generally. Mr. Haber received $630,000 in dividends on such shares during 2002.

    Chief Financial Officer. In November 2002, the Company hired Catherine D. Rice as Chief Financial Officer. Consistent with our policy of providing competitive compensation that aligns the interests of the employee and our shareholders, we entered into a three-year employment agreement with Ms. Rice which provides for a cash salary of $225,000 annually, the potential for a cash bonus of up to $325,000 annually and restricted share awards. Ms. Rice was awarded 108,980 shares that will vest on December 31, 2005 and which receive dividends on a current basis. In addition, Ms. Rice received 100,000 restricted shares which vest based upon the total rate of shareholder return (dividends since November 6, 2002 plus share price appreciation since January 2, 2003) achieved by the Company as of January 31, 2004. A copy of Ms. Rice's employment agreement has been publicly filed with the Securities and Exchange Commission.

    Other Benefits. Employee compensation also includes various benefits, such as health insurance plans and profit sharing and retirement plans in which substantially all of the Company's employees participate. At the present time, the only plans in effect are health, life and disability insurance plans and a 401(k) plan.

HOW DO WE COMPENSATE NON-EMPLOYEE DIRECTORS?

    Each director who is not an employee of the Company or Starwood Capital Group L.L.C. currently receives an annual retainer payment of $20,000 (paid quarterly) and meeting fees of $2,000 for Each Board meeting attended in person, $1,000 for each Board meeting attended by telephone, $1,500 for each meeting of a Committee for which the director serves as chairman and $1,000 for each meeting of a Committee of which the director is a member. In addition, under the Company's LTIP, the Company currently grants, on an annual basis, to each of its directors, other than Messrs. Sugarman, Dishner and Kleeman, an option to buy 10,000 shares of the Company's common stock at an exercise price equal to the market price on the date of the grant, which is usually the date of our annual shareholders meeting, or a number of shares that is equivalent in value to 10,000 options.

    These options do not carry any rights to receive dividends. These compensation arrangements have not changed since the Company became publicly owned in 1998 and the Committee has undertaken a review of the Company's overall compensation arrangements for directors.

SUBMITTED BY THE COMPENSATION COMMITTEE:

Robin Josephs (Chairperson)
Matthew J. Lustig
John G. McDonald
Stephen B. Oresman

    The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

EXECUTIVE COMPENSATION SUMMARY TABLE

    The following table sets forth the compensation awarded, earned by, or paid to Jay Sugarman, our Chief Executive Officer, and our four other most highly-compensated officers during the fiscal year ended December 31, 2002.

                                             ANNUAL COMPENSATION                             LONG-TERM COMPENSATION
                            -----------------------------------------------------   -----------------------------------------
                                                                                                   SECURITIES
                                                                                     RESTRICTED    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL                                                 OTHER ANNUAL        STOCK        OPTIONS/    COMPENSATION
POSITION                      YEAR     SALARY ($)   BONUS ($)    COMPENSATION(1)    AWARDS($)(2)      SARS           ($)
------------------          --------   ----------   ----------   ----------------   ------------   ----------   -------------
Jay Sugarman..............    2002     $1,000,000   $        0      $2,129,560       $        0            0         $0
  Chairman and Chief          2001        809,063      356,875         652,174                0      750,000          0
  Executive Officer(3)        2000        225,000      750,000           6,932                0      500,000          0

Timothy J. O'Connor.......    2002     $  220,500   $  350,000      $   10,276       $        0            0         $0
  Executive Vice President    2001        220,500      375,000           9,605                0      100,000          0
  and Chief Operating         2000        210,000            0           7,140          385,000(4)    50,000          0
  Officer

Jeffrey R. Digel..........    2002     $  210,000   $  350,000      $   10,155       $        0     $      0         $0
  Executive Vice President    2001        210,000      375,000           9,553                0      100,000          0
                              2000        200,000            0           6,760          357,500(4)    50,000          0

Roger M. Cozzi............    2002     $  200,000   $  350,000      $    7,438       $        0            0         $0
  Executive Vice President    2001        200,000      375,000           8,675                0      100,000          0
                              2000        150,000            0           6,790          330,000(4)    50,000          0

Catherine D. Rice.........    2002     $   34,904   $        0      $   68,727       $5,912,044            0         $0
  Chief Financial
  Officer(5)

------------------------------

(1) Includes the Company's matching contributions to the named officer's account in our Savings and Retirement Plan ("401(k) Plan"), additional compensation attributable to certain life insurance and disability insurance premiums and compensation for accrued and unused sick time, in accordance with our general policy for all employees.

(2) At December 31, 2002, Catherine D. Rice was the only named executive officer holding restricted shares. At that date, Ms. Rice held an aggregate of 208,980 shares of restricted stock with an aggregate value of approximately $5.85 million based on the closing price of our common stock on December 31, 2002 of $28.05. As described in more detail in this proxy statement under the heading "Executive Compensation--Report of the Compensation Committee," and in footnote 3 below, 1.0 million of the
     2.0 million phantom units awarded to Mr. Sugarman in 2001 were contingently vested at December 31, 2002. If those units had been fully vested and converted into shares of our common stock at that date, such shares would have had an aggregate value of $28,050,000 based upon our closing common stock price on that date.

(3) Pursuant to an employment agreement dated March 31, 2001, the Company awarded Mr. Sugarman 2.0 million unvested phantom units, each of which notionally represents one share of the Company's common stock. The phantom units will vest on a contingent basis depending on the price of the Company's common stock. Of these units, 1.0 million have contingently vested as of December 31, 2002. Units that have contingently vested do not become fully vested until March 2004, unless certain termination or change of control events occur. Until the units become fully vested, they are subject to forfeiture if our common stock drops below a set floor price. Mr. Sugarman is entitled to receive dividend equivalents on phantom units that have become contingently or fully vested. Mr. Sugarman received aggregate payments of $2,110,500 and $643,125, respectively, as dividend equivalents on contingently-vested units in 2002 and 2001, respectively.

(4) Pursuant to our annual incentive bonus program for 2000, an employee had the opportunity to elect to receive 110.00% of his or her annual bonus in the form of restricted shares of our common stock, rather than cash, based on the fair market value of the common stock on the date of the bonus award. The shares are fully vested, which means that the recipient has voting rights and the rights to receive dividends in respect of the shares, but the shares are subject to a restriction on transfer for one year from the date of the award. The transfer restrictions on these shares have expired. The amounts shown represent the value of shares issued to the named officers, before taxes and other applicable withholdings, based on the closing price of our common stock on the date of the award.

(5) On November 1, 2002, the Company entered into a three-year employment agreement with Ms. Rice under which she will receive an annual salary of $225,000. The salary shown above reflects amounts paid from the commencement of that agreement to December 31, 2002. The Company also granted Ms. Rice 208,980 contingently vested restricted shares. Of these shares, 108,980 become vested on December 31, 2005 if Ms. Rice's employment with the Company has not terminated before such date. The vesting of the remaining 100,000 of these shares is a function of the total rate of return realized by our shareholders. The value of Ms. Rice's restricted stock awards shown in the table was determined by multiplying the 208,980 restricted shares by the $28.29 closing price of our common stock on the date of the award. Dividends will be paid on the 108,980 restricted shares as dividends are paid on shares of the Company's common stock. Ms. Rice received $68,657 in dividends on the restricted shares during the fiscal year ended
     December 31, 2002.

    Spencer B. Haber, our former President, received $125,000 in salary and no bonus in the fiscal year ended December 31, 2002. Mr. Haber was party to an employment agreement with the Company, dated as of April 1, 2001, pursuant to which Mr. Haber was awarded 500,000 restricted shares which became fully-vested on September 30, 2002 as a result of the Company's achieving a 60.00% total shareholder rate of return (dividends plus share price appreciation) for 60 consecutive days in accordance with the employment agreement. Mr. Haber received dividends on the 500,000 shares since they were first awarded to him in 2001. Mr. Haber received $918,750 in dividends during the fiscal year ended
December 31, 2001 and $630,000 in such dividends during the fiscal year ended December 31, 2002.

AGGREGATE OPTION EXERCISES IN 2002 AND FISCAL YEAR-END OPTION VALUES

    The following table presents information for the named officers relating to stock option exercises during 2002 and the value of unexercised stock options at the end of the year.

                                                                      NUMBER OF
                                                                     SECURITIES
                                                                     UNDERLYING
                                                                     UNEXERCISED
                                                                  OPTIONS AT FISCAL   VALUE OF UNEXERCISED IN-
                                                                        YEAR            THE-MONEY OPTIONS AT
                                    SHARES                             END (#)          FISCAL YEAR END ($)
                                  ACQUIRED ON    VALUE REALIZED     EXERCISABLE/            EXERCISABLE/
NAME                             EXERCISE (#)        ($)(1)         UNEXERCISABLE         UNEXERCISABLE(2)
----                             -------------   --------------   -----------------   ------------------------
Jay Sugarman...................            0        $      0       522,849/898,595     $5,368,535/$9,135,356
Timothy J. O'Connor............            0        $      0         50,001/83,332     $  465,009 /$ 743,737
Jeffrey R. Digel...............       50,001        $530,011              0/83,332     $  0       /$ 743,737
Roger M. Cozzi.................       50,001        $450,009              0/83,332     $  0       /$ 701,264
Catherine D. Rice..............            0        $      0                     0     $                   0

------------------------------

(1) Based on market value of underlying securities at exercise, minus the option exercise price.

(2) Based on market value of underlying securities on December 31, 2002, minus the option exercise price.

STOCK OPTION/SAR GRANTS IN 2002

    The named officers did not receive any stock option SAR grants during 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Ms. Josephs and Messrs. Lustig, McDonald and Oresman currently serve on the Compensation Committee, with Ms. Josephs serving as Chairperson. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors, nor has such interlocking relationship existed in the past.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10.00% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Directors, officers and greater than 10.00% shareholders are required to furnish us with copies of all Section 16(a) forms they file.

    To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2002, all
Section 16(a) filing requirements applicable to our directors, officers and greater than 10.00% beneficial owners were met.

DIRECTORS' COMPENSATION

    Messrs. Sugarman, Dishner and Kleeman do not receive any compensation from us for their services as directors. Each other director receives a fee of $20,000 per year, which is paid in quarterly installments, as well as an additional fee of $2,000 for each meeting of our Board of Directors which he or she attends in person, $1,000 for each meeting of our Board of Directors which he or she attends telephonically, and $1,000 ($1,500 for chairperson) for each committee meeting which he or she attends, either personally or telephonically. Directors are also reimbursed for reasonable expenses incurred in attending meetings or incurred as a result of other work performed for us. Each director who is not one of our officers or employees or an officer or employee of Starwood Capital Group is also granted annually an option to buy 10,000 shares of our common stock at an exercise price equal to the market price on the date of the grant, or a number of shares that is equivalent in value to 10,000 options. Such options and shares are immediately exercisable or saleable.

    The Company and each of our directors and executive officers have entered into indemnification agreements. The indemnification agreements provide that we will indemnify the directors and the executive officers to the fullest extent permitted by our Amended and Restated Charter and Maryland law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation to which any of them is, or is threatened to be, made a party by reason of their status as our director, officer or agent, or by reason of their serving as a director, officer or agent of another company at our request. We will not indemnify the directors and executive officers if it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit, or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe the act or omission was unlawful. In addition, we will not indemnify the directors and executive officers for a proceeding brought by a director or officer against us, except to enforce indemnification. If an amendment to the Amended and Restated Charter or Maryland law with respect to removal of limitations on indemnification is approved, the indemnification agreements will be amended accordingly. We are not required to indemnify any director or executive officer for liabilities: (1) for which he or she has already been unconditionally reimbursed from other sources, or
(2) resulting from an accounting of profits under Section 16(b) of the Securities Exchange Act of 1934. In addition, we have obtained director and officer insurance for our directors and executive officers.

EMPLOYMENT AGREEMENTS

    As discussed in the Report of our Compensation Committee, in March 2001, we entered into a three-year employment agreement with Jay Sugarman, our Chairman of the Board and Chief Executive Officer. In addition to the compensation provisions described in the Report of Compensation Committee, the agreement also provides that if Mr. Sugarman resigns without good reason before the later of the term of the agreement or one year after a change of control, 50.00% (or 75.00% if we elect to extend the non-competition provisions of the agreement for an additional year) of Mr. Sugarman's contingently vested units will become fully vested. Mr. Sugarman will forfeit all units not fully vested if he is terminated with cause. If Mr. Sugarman is terminated without cause, resigns for good reason, or is terminated or resigns due to death or disability (together, an "involuntary termination"), before the later of the term of the agreement or one year after a change of control that occurs on or before

March 30, 2004, all of Mr. Sugarman's contingently vested units will become fully vested and, to the extent Mr. Sugarman is terminated without cause or resigns for good reason, any units that contingently vest within 30 days of the termination date will also become fully vested. If events leading to a change of control commence on or before March 30, 2004 and within 90 days of an involuntary termination, and a related change of control actually occurs within 270 days of such commencement, then all units that have contingently vested as of the date of the change of control will become fully vested. If Mr. Sugarman remains employed by us through the first anniversary of a change of control that occurs during the initial term of the agreement, all of his contingently vested units will become fully vested.

    Notwithstanding the other provisions of the agreement, if a change of control occurs prior to March 30, 2004, then 250,000 units of any units that contingently vest due to the change of control will be forfeited if Mr. Sugarman does not remain employed by us through the earliest of the first anniversary of the change of control, the occurrence of a subsequent change of control or the involuntary termination of his employment.

    If Mr. Sugarman's employment is terminated without cause or if he resigns within 90 days after the first anniversary of a change of control, we will pay him a lump sum of $2.0 million. If Mr. Sugarman resigns for good reason, we will pay him a lump sum of $5.0 million. If Mr. Sugarman remains employed by us through the first anniversary of a change of control that occurs on or before March 30, 2004, or if an involuntary termination occurs in connection with, or within the year following, a change of control, Mr. Sugarman will be entitled to a retention payment if less than 17.50% of his units have contingently vested on or before the change of control date. The amount of the retention payment will equal: (1) if no units have vested, the product of the excess of the change of control price over $19.69, multiplied by 2.0 million, or (2) if 17.50% of the units have vested, 50.00% of the amount described in clause (1).

    We have agreed to pay Mr. Sugarman amounts necessary to cover the excise tax obligations, if any, resulting from a change of control. In addition, during the term of Mr. Sugarman's agreement, we have agreed to nominate him to serve as our Chairman of the Board of Directors and Chief Executive Officer. Mr. Sugarman has agreed that, during the term of his employment and for 12 months (or 24 months under certain circumstances) thereafter, he will not engage in a business that directly and materially competes with us, and he will not solicit any of our borrowers, lenders or employees.

    In November 2002, we entered into a three-year employment agreement with Catherine D. Rice, our Chief Financial Officer. In addition to the compensation provisions described in our Report of Compensation Committee, the agreement provides that if Ms. Rice's employment is terminated without cause or if she resigns for good reason, we will continue to pay her base salary and benefits, including medical insurance coverage, for one year following the date of her termination. In addition, the vesting of 108,980 restricted shares awarded to Ms. Rice will accelerate if her employment is terminated by us without cause, or if she terminates her employment for good reason. Upon the occurrence of a change of control event, the vesting of 108,980 restricted shares will accelerate and an additional 100,000 restricted shares will vest if certain total shareholder rate of return thresholds have been satisfied at the time of the change of control. We have agreed to pay Ms. Rice amounts necessary to cover the excise tax obligations attributable to the vesting of 108,980 restricted shares, if any, resulting from a change of control. Ms. Rice will be subject to a one-year non-compete clause following the term of her employment, unless she has been terminated without cause or has resigned for good reason.

PERFORMANCE GRAPH

    The following graph compares the total cumulative shareholder returns on our common stock from November 5, 1999 to December 31, 2002 to that of: (1) the Russell 1000 Financial Services Index (the "Russell Index"), a capitalization-weighted index of 1,000 companies that provide financial services, and (2) the Standard & Poor's 500 Index (the "S&P 500"). November 5, 1999 was the first full trading day after we acquired (through merger) TriNet Corporate Realty Trust, Inc. Immediately prior to the TriNet transaction, approximately 630,000 shares of our common stock were available for trading as part of our public float, compared to approximately 29.4 million in our public float immediately following the TriNet acquisition. Because of the significant effect of this transaction on the liquidity of our stock, the Company believes that an analysis of the market for our common stock prior to that transaction is not applicable.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                         11/5/99  12/31/99  12/31/00  12/31/01  12/31/02
SFI                          100     85.88    113.96     156.3    194.07
Russell 1000 Fin. Serv.      100     93.26    117.76       102     85.34
S&P 500 Index                100    107.44     97.66     87.03     66.69

ACCOUNTING FEES AND SERVICES

    Fees paid to PricewaterhouseCoopers LLP, our independent auditors, during the last two fiscal years were as follows:

Audit Fees: The aggregate fees in the fiscal years ending December 31, 2002 and December 31, 2001, for professional services rendered by PricewaterhouseCoopers LLP in connection with its audit of the Company's consolidated financial statements and the separate financial reporting for the Company's leasing subsidiary and its limited reviews of the unaudited consolidated interim financial statements for each of these entities, were approximately $589,650 and $515,535, respectively.

Audit-Related Fees: The aggregate fees in the fiscal years ending December 31, 2002 and December 31, 2001 for assurance and related services rendered by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the Company's and the Company's leasing subsidiary's financial statements and are not disclosed under "Audit Fees" above, were approximately $559,475 and $397,925, respectively. These services included the issuance of consents and comfort letters for filings initiated by the Company (e.g., a shelf registration and related debt offering), mortgage servicing compliance reports, audits of wholly-owned consolidated secured financing subsidiaries, due diligence reviews of assets for our STARs(SM) securitization program and the Company's pro rata portion of fees for audits of unconsolidated joint ventures.

Tax Fees: The aggregate fees in the fiscal years ending December 31, 2002 and December 31, 2001 for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning were approximately $605,467 and $393,750, respectively. These services included income tax compliance and related tax services.

Financial Information Systems Design and Implementation Fees: During the years ended December 31, 2002 and December 31, 2001, PricewaterhouseCoopers LLP rendered no professional services to the Company, its subsidiaries or joint ventures in connection with the design and implementation of financial information systems.

    The Company's Audit Committee is responsible for retaining and terminating the Company's independent auditors (subject, if applicable, to shareholder ratification) and for approving the performance of any non-audit services by the independent auditors. In addition, the Audit Committee is responsible for reviewing and evaluating the qualifications, performance and independence of the lead partner of the independent auditors and for presenting its conclusions with respect to the independent auditors to the full Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information available to us as of April 10, 2003 with respect to any common stock owned by our continuing directors and executive officers, and any individual or group of shareholders known to be the beneficial owner of more than 5.00% of the issued and outstanding common stock. This table reflects options that are exercisable within 60 days of the date of this proxy statement. There are no other of our directors, nominees for director or executive officers who beneficially own common stock.

                                                           COMMON STOCK            % OF BASIC COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                 BENEFICIALLY OWNED         STOCK OUTSTANDING
---------------------------------------                 ------------------         -----------------
Jay Sugarman(2).......................................       2,272,850(3)                 2.30%
Willis Andersen, Jr.(4)...............................          36,799(5)                    *
Jeffrey G. Dishner(6).................................         207,613(7)                    *
Andrew L. Farkas(2)...................................          20,000(8)                    *
Robert W. Holman, Jr.(4)..............................         559,832(9)                    *
Robin Josephs(2)......................................          32,699(10)                   *
Merrick R. Kleeman(6).................................         477,354(11)                   *
John G. McDonald(4)...................................          86,800(12)                   *
George R. Puskar(4)...................................          58,650(13)                   *
SOFI-IV SMT Holdings, L.L.C. and affiliates(6)........      20,085,538(14)               20.37%
Lazard Freres Real Estate Fund II L.P.(15)............       2,975,400(16)                3.02%
Lazard Freres Real Estate Offshore Fund II L.P.(17)...       1,881,512(16)                1.91%
LF Offshore Investment L.P.(17).......................       1,143,088(16)                1.16%
Matthew J. Lustig(18).................................               0(18)                   *
Jeffrey A. Weber(2)...................................               0                       *
All executive officers, directors and nominees for
  director as a group (11 persons)**..................      23,838,135                   24.17%

------------------------------

*   Less than 1.00%.

** Includes 20,085,538 shares held by SOFI-IV SMT Holdings, L.L.C., as to which beneficial ownership is disclaimed. If these shares were excluded, the percentage of common stock outstanding owned by all executive officers, directors and nominees for director as a group would have been 3.81%.

(1) Except as otherwise indicated and subject to applicable community property laws and similar statutes, the person listed as the beneficial owner of shares has sole voting power and dispositive power with respect to the shares.

(2) iStar Financial Inc., 1114 Avenue of the Americas, 27th Floor, New York, NY 10036.

(3) Includes 1,171,925 shares of common stock subject to options that are exercisable by Mr. Sugarman within 60 days.

(4)  iStar Financial Inc., One Embarcadero Center, San Francisco, CA 94111.

(5) Includes 24,600 shares of common stock subject to options that are exercisable by Mr. Andersen within 60 days.

(6)  591 West Putnam, Greenwich, CT 06830.

(7) Includes 84,528 shares of common stock subject to options that are exercisable by Mr. Dishner within 60 days.

(8)  20,000 of these options are exercisable by Mr. Farkas within 60 days.

(9) Includes 216,300 shares of common stock subject to options that are exercisable by Mr. Holman within 60 days.

(10) Includes 25,094 shares of common stock issuable upon the exercise of outstanding options and 305 shares of common stock owned by Ms. Josephs'
    spouse.

(11) Includes 57,982 shares of common stock subject to options that are exercisable by Mr. Kleeman within 60 days.

(12) Includes 66,800 shares of common stock subject to options that are exercisable by Mr. McDonald within 60 days.

(13) Includes 43,800 shares of common stock subject to options that are exercisable by Mr. Puskar within 60 days.

(14) Starwood Opportunity Fund IV, L.P. is a private investment fund whose investors include pension funds and other accredited investors. Starwood
    Opportunity Fund IV, L.P. is the sole member and manager of SOFI-IV SMT Holdings, L.L.C. SOFI IV Management, L.L.C. is the general partner of Starwood Opportunity Fund IV, L.P. Starwood Capital Group, L.L.C. is the general manager of SOFI IV Management, L.L.C. Barry S. Sternlicht, a former director, controls Starwood Capital Group, L.L.C. Each of these entities and Mr. Sternlicht share voting and dispositive power of the shares of common stock owned by SOFI-IV SMT Holdings, L.L.C. Each of Starwood Opportunity Fund IV, L.P., SOFI-IV Management, L.L.C. and Starwood Capital Group, L.L.C. and Mr. Sternlicht disclaims beneficial ownership of such shares except to the extent of its pecuniary interest in them.

(15) 30 Rockefeller Center, New York, New York 10020.

(16) The common stock deemed to be beneficially owned by these holders reflects the shares of common stock that may be acquired by them upon exercise of warrants. The following information has been provided in a Schedule 13D filed with the Securities and Exchange Commission. Lazard Freres Real Estate Investors L.L.C. ("LFREI"), as the sole general partner of Lazard Freres Real Estate Fund II L.P. ("Onshore"), and Lazard Freres & Co. L.L.C. ("LFC"), as the managing member of LFREI, may be deemed to beneficially own the warrants and the shares of common stock that Onshore may acquire upon exercise of its warrants. LFC disclaims beneficial ownership of the warrants and such shares of common stock. LFREI is also the investment adviser to Lazard Freres Real Estate Offshore Fund II L.P. ("Offshore I") and LF Offshore Investment, L.P. ("Offshore II"), but has no right to bind them or otherwise direct their actions. LFREI disclaims beneficial ownership of the warrants and shares of common stock that Offshore I or Offshore II may acquire upon exercise of their respective warrants. LF Real Estate Investors Company ("LFREIC"), as the sole general partner of Offshore I and Offshore II, may be deemed to beneficially own the warrants and the shares of common stock that Offshore I and Offshore II may acquire upon exercise of their respective warrants.

(17) c/o Maples & Calder, Attorneys-at-Law, Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies.

(18) Mr. Lustig is a managing principal of LFREI and a Managing Director of LFC. LFC is the managing member of LFREI. LFREI is the sole general partner of
    Onshore. Onshore beneficially owns 2,975,400 of our shares that may be acquired upon exercise of warrants. Mr. Lustig disclaims any and all beneficial ownership of the shares except to the extent of his indirect pecuniary interest as an officer and director of LFREI and LFC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    HIGH PERFORMANCE UNIT PROGRAM

    In May 2002, our shareholders approved the iStar Financial High Performance Unit Program. The program, as more fully described in our annual proxy statement dated April 8, 2002, is a performance-based employee compensation plan that only has material value to the participants if we provide superior returns to our shareholders. The program entitles the employee participants to receive cash distributions in the nature of common stock dividends if the total rate of return on our common stock (dividends plus share price appreciation) exceeds certain performance levels.

    In 2002, we issued 5,000 shares of High Performance common stock for each of the plans through 2005. Forty-three of our employees currently participate in the High Performance Unit Program. The employees paid an aggregate of approximately $2.7 million, $1.8 million, $1.3 million and $0.6 million for the shares of the 2002 plan, 2003 plan, 2004 plan and 2005 plan, respectively. Employees participating in the program include H. Cabot Lodge III, our Executive Vice President-Investments and a director, Catherine D. Rice, our Chief Financial Officer, Timothy J. O'Connor, our Chief Operating Officer, and Nina B. Matis, our General Counsel. Jay Sugarman, our Chief Executive Officer, does not participate in the program.

    As of April 21, 2003, only the 2002 plan had reached its valuation date. The total shareholder return for the valuation period under the 2002 plan was 21.94%, which exceeded both the fixed performance threshold of 10.00% and the industry index return of (5.83)%. As a result of this superior performance, the employees that are participants in the 2002 plan are entitled to receive cash distributions equivalent to the amount of cash dividends payable on 819,254 shares of our common stock, as and when such dividends are paid. We have the right, but not the obligation, to repurchase at cost 50.00% of the interests earned by an employee in the 2002 plan if the employee breaches certain non-competition, non-solicitation and confidentiality covenants through January 1, 2005. We will pay dividends on the 2002 plan shares in the same amount per share and on the same distribution dates that we pay dividends on our common stock.

    OTHER RELATIONSHIPS

    Messrs. Dishner and Kleeman are employed by an affiliate of Starwood Capital Group, L.L.C. Starwood Capital Group, L.L.C. is the indirect general manager of the sole member/manager of SOFI-IV SMT Holdings, L.L.C. Messrs. Dishner, Kleeman, Sugarman and Weber own indirect interests in SOFI-IV SMT Holdings, L.L.C., which owns approximately 19.84% of our common stock on a diluted basis.

    In January 2003, the Company provided $31.5 million of first mortgage financing on arms' length terms to a third-party borrower. Troon Golf, in which an affiliate of Starwood Capital Group, L.L.C. holds a non-controlling interest, has an operating lease on the underlying property. The operating lease is junior in priority to the Company's investment. In accordance with the Company's policies, this transaction was approved by both the Company's internal investment committee and the Investment Committee of its Board of Directors, with all interested parties abstaining.

    In February 2003, the Company provided $20.0 million of mezzanine financing on arms' length terms to a third-party borrower. An affiliate of Starwood Capital Group, L.L.C. holds a minority interest in a lessee of the underlying properties. In accordance with the Company's policies, this transaction was approved by the Company's internal investment committee, with all interested parties abstaining.

    Affiliates of Starwood Capital Group, L.L.C. and our Chief Executive Officer agreed to reimburse the Company for the value of restricted shares awarded to our former President under his employment agreement with the Company in excess of 350,000 shares. As of December 31, 2002, our Chief Executive Officer fulfilled his reimbursement obligation through the delivery of shares of our common stock owned by him. The affiliates of Starwood Capital Group, L.L.C. have paid the Company approximately $506,000 in cash. The approximately $1.9 million balance of the reimbursement obligations of such affiliates is due on or before March 31, 2004 and may be satisfied through the delivery of cash or shares.

OTHER MATTERS

WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2004 ANNUAL MEETING?

    Shareholder proposals intended to be presented at the 2004 annual meeting must be sent in writing, by certified mail, return receipt requested, to us at our principal office, addressed to our Secretary, and must be received by us no later than January 1, 2004, for inclusion in the 2004 proxy materials.

ARE THERE ANY OTHER MATTERS COMING BEFORE THE 2003 ANNUAL MEETING?

    Our management does not intend to bring any other matters before the annual meeting and knows of no other matters that are likely to come before the meeting. In the event any other matters properly come before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy in accordance with their best judgment on such matters.

    The Company urges you to submit your vote on the accompanying proxy card by completing, signing, dating and returning it in the accompanying postage-paid return envelope at your earliest convenience, whether or not you presently plan to attend the meeting in person.

                                        By Order of the Board of Directors

                                        [GRAPHIC]

                                        Geoffrey Dugan
                                        Secretary
                                        New York, New York
                                        April 21, 2003

                                    ANNEX A

CURRENT VERSION OF ARTICLE VI(E) AND (F) OF THE AMENDED AND RESTATED CHARTER OF
  ISTAR FINANCIAL:

    (e) The Directors shall be divided into two classes as follows:

       (i) the term of office of Class I Directors shall be until the annual meeting of Stockholders held in the year 2000 and until their successors shall be elected and have qualified and thereafter shall be for two years and until their successors shall be elected and have qualified; and

       (ii) the term of office of Class II Directors shall be until the annual meeting of Stockholders held in the year 2001 and until their successors shall be elected and have qualified and thereafter shall be for two years and until their successors shall be elected, and have qualified.

        If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, is possible, the equality of the number of Directors in each class.

    (f) The names of the individuals who now serve as Directors of the Corporation and until their successors are elected and qualify are as follows:

       (i)  The following persons shall serve as Class I Directors:

           Jeffrey G. Dishner
           Jonathan Eilian
           Robin Josephs
           Merrick R. Kleeman
           Madison F. Grose

       (ii)  The following persons shall serve as Class II Directors:

           Barry S. Sternlicht
           Jay Sugarman
           William M. Mathes
           Kneeland C. Youngblood
           Spencer B. Haber

PROPOSED AMENDED VERSION OF ARTICLE VI(E) AND (F) OF THE AMENDED AND RESTATED CHARTER OF ISTAR FINANCIAL:

    (e) There shall be one class of Directors. Directors shall be elected at the annual meeting of the Stockholders, except as otherwise provided in this Charter or the Bylaws. Each Director elected shall hold office until the next annual meeting of the Stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

    (f)  Intentionally left blank.